Exhibit 99.1

Stepan Company Announces Appointment of New Director

February 15, 2024

NORTHBROOK, Ill., February 15, 2024 /PRNewswire/ -- Stepan Company (NYSE: SCL) announced today the appointment of Susan M. Lewis as a Director of Stepan, effective on February 15, 2024.

Ms. Lewis spent over 30 years at Dow Inc., a materials science company, and was part of the management team of Corteva, Inc., a global agriculture company, following its spinoff from DowDuPont Inc. Ms. Lewis served as Senior Vice President, Global Operations of Corteva from 2018 until her retirement in 2021, after which she worked as a business and executive consultant through 2023. Ms. Lewis held senior management roles with operations, sustainability and risk management responsibilities and led organizational redesign, mergers and acquisitions and transformation projects.

“Susan brings to our Board of Directors extensive supply chain experience in the chemical manufacturing industry and an understanding of the agricultural industry, a key market for Stepan,” said F. Quinn Stepan, Jr., Chairman of the Board of Stepan. “We are pleased to add Susan’s expertise to the Board and we look forward to her contributions to our Company.”

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries. Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning and disinfection products and in agricultural and oilfield solutions. The Company is also a leading supplier of polyurethane polyols used in the expanding thermal insulation market, and CASE (Coatings, Adhesives, Sealants, and Elastomers) industries.

Headquartered in Northbrook, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

The Company's common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL. For more information about Stepan Company please visit the Company online at www.stepan.com.

More information about Stepan's sustainability program can be found on the Sustainability page at www.stepan.com.

Contact: Luis E. Rojo 847-446-7500